EXHIBIT 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT

by and among

DORCHESTER MINERALS, L.P.

TIGGATOR, INC.

TRB MINERALS, LP

and

WEST FORK PARTNERS, L.P.

May 15, 2009

TABLE OF CONTENTS
                                                                                                                        Page

ARTICLE 1	CLOSING; CONTRIBUTION	1
1.1	Closing	1
1.2	Contribution	1
1.3	Instruments of Conveyance	4
1.4	No Liabilities Assumed by the Partnership	4
1.5	Tax Consequences	4
ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	5
2.1	Organization and Existence	5
2.2	Governing Documents	5
2.3	Capitalization of the Partnership	5
2.4	Authority Relative to this Agreement	6
2.5	Noncontravention	6
2.6	Governmental Approvals	7
2.7	Financial Statements	7
2.8	Absence of Undisclosed Liabilities	7
2.9	Absence of Certain Changes	7
2.10	Compliance With Laws	8
2.11	Brokerage Fees	8
2.12	Listing	8
2.13	SEC Filings	8
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS	9
3.1	Organization and Existence	9
3.2	Authority Relative to this Agreement	9
3.3	Noncontravention	9
3.4	Governmental Approvals	10
3.5	Title to the Properties	10
3.6	Absence of Undisclosed Liabilities	10
3.7	Absence of Certain Changes	10
3.8	Tax Matters	10
3.9	Compliance with Laws	11
3.10	Legal Proceedings	11
3.11	Permits	11
3.12	Environmental Matters	12
3.13	Proceeds of Production	13
3.14	Commitments	13
3.15	No Alienation	13
3.16	Make-Up Rights	13
3.17	Imbalances	13
3.18	Basic Documents	14
3.19	Commitments, Abandonments or Proposals	14
3.20	Area of Mutual Interest and Other Agreements; Tax Partnerships	14
3.21	Payment of Expenses	14
3.22	Oral Contracts	15
3.23	Preferential Rights and Consents to Assign	15
3.24	No Participating Minerals	15
3.25	Brokerage Fees	15
3.26	Investment Intent	15
3.27	Disclosure	16
ARTICLE 4	CONDUCT OF THE CONTRIBUTORS PENDING CLOSING; CERTAIN ACTIONS RELATING TO CLOSING	16
4.1	Conduct and Preservation of Business of the Contributors	16
4.2	Restrictions on Certain Actions of the Contributors	16
ARTICLE 5	ADDITIONAL AGREEMENTS	17
5.1	Access to Information; Confidentiality	17
5.2	Notification of Certain Matters	17
5.3	Reasonable Best Efforts	17
5.4	Public Announcements	18
5.5	Amendment of Schedules	18
5.6	Fees and Expenses	18
5.7	Tax Reporting	18
5.8	Tax Disclosure	18
5.9	Post-Closing Assurances and Access to Records	19
5.10	NASDAQ Listing	19
ARTICLE 6	CONDITIONS	19
6.1	Conditions to Obligations of the Parties	19
6.2	Conditions to Obligation of the Contributors	19
6.3	Conditions to Obligation of the Partnership	20
ARTICLE 7	PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS	21
7.1	Division of Ownership	21
7.2	Division of Expenses	22
7.3	Recording and Transfer Expenses	22
7.4	Taxes	22
7.5	Casualty Loss	23
7.6	Gas Imbalances	23
ARTICLE 8	TERMINATION, AMENDMENT AND WAIVER	23
8.1	Termination	23
8.2	Effect of Termination	24
8.3	Amendment	24
8.4	Waiver	24
ARTICLE 9	INDEMNIFICATION	25
9.1	Survival of Representations, Warranties, Covenants and Agreements	25
9.2	Indemnification	25
9.3	Indemnification Procedures	26
ARTICLE 10	MISCELLANEOUS	28
10.1	Notices	28
10.2	Entire Agreement	29
10.3	Binding Effect; Assignment; Third Party Benefit	29
10.4	Severability	29
10.5	Governing Law; Consent to Jurisdiction	29
10.6	Descriptive Headings	30
10.7	Gender	30
10.8	References	30
10.9	Counterparts	30
10.10	Injunctive Relief	30
ARTICLE 11	DEFINITIONS	31
11.1	Certain Defined Terms	31
11.2	Certain Additional Defined Terms	35

INDEX TO EXHIBITS AND SCHEDULES
Exhibits
Exhibit 1.2(a)(i)	Properties
Exhibit 1.3	Instruments of Conveyance
Exhibit 6.2(e)	Surface Use Agreement

Schedules
	Partnership Schedules
Schedule 2.5	Noncontravention
Schedule 2.6	Governmental Approvals
Schedule 2.7	Financial Statements
Schedule 2.8	Absence of Undisclosed Liabilities
Schedule 2.9	Absence of Certain Changes
Schedule 2.10	Compliance With Laws

	Contributors Schedules
Schedule 1.2(b)	Consideration for Contribution
Schedule 1.4	No Liabilities Assumed by the Partnership
Schedule 3.3	Noncontravention
Schedule 3.4	Governmental Approvals
Schedule 3.5	Title to the Properties
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Changes
Schedule 3.9	Compliance With Laws
Schedule 3.10	Legal Proceedings
Schedule 3.11	Permits
Schedule 3.12	Environmental Matters
Schedule 3.13	Ownership
Schedule 4.2(a)	Permitted Encumbrances

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is executed as of May 15, 2009 by and among Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), Tiggator, Inc., a Texas corporation (“Tiggator”), TRB Minerals, LP, a Texas limited partnership (“TRB Minerals”), and West Fork Partners, L.P., a Texas limited partnership (“West Fork Partners”).  Tiggator, TRB Minerals and West Fork Partners are sometimes referred to individually as a “Contributor” and collectively as the “Contributors”.

W I T N E S S E T H:

WHEREAS, the Contributors own interests in certain oil and gas properties;

WHEREAS, the Contributors desire to contribute all of their interests in certain oil and gas properties and other assets to the Partnership in exchange for Common Units; and

WHEREAS, the Partnership desires to accept such interests in the oil and gas properties and other assets owned by the Contributors and the Contributors desire to accept such Common Units.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

CLOSING; CONTRIBUTION

1.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, at 9:00 a.m., local time, on June 30, 2009, or at such other time or place or on such other date as the parties hereto shall agree (the “Closing Date”).

1.2           Contribution.  At the Closing, and on the terms and subject to the conditions set forth in this Agreement,

(a)           the Contributors shall assign, transfer, deliver and convey (collectively, “transfer”), or cause to be transferred, to the Partnership, and the Partnership shall acquire from the Contributors, all of the following (collectively, the “Properties”):

(i)           all of the Contributors’ undivided interests in and to the Oil and Gas and Other Minerals in, on and under the properties, rights and interests (including without limitation the Contributors’ interests in oil, gas and any mineral leases, royalty interests, overriding royalty interests, fee royalty interests, fee mineral interests and other interests) described in Exhibit 1.2(a)(i), attached hereto and made a part hereof;

(ii)           all of the Contributors’ interests in and to all Oil and Gas and/or Other Mineral unitization, lease pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the Units created thereby, as it relates to the properties, rights and interests described in Section 1.2(a)(i);

(iii)           all of the Contributors’ interests in and rights under all operating agreements, production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements which cover, affect, or otherwise relate to the properties, rights and interests described in Sections 1.2(a)(i) or (ii), or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Oil and Gas or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;

(iv)           all interests in all Oil and Gas and Other Minerals produced from or allocated to the properties, rights and interests described in Sections 1.2(a)(i) or (ii), and any products processed or obtained therefrom (collectively, the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Reference Date, other than proceeds of Production that are attributable to periods prior to the Reference Date and that are actually received by a Contributor prior to the Reference Date), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located, or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

(v)           all interests in all payments received, or to be received, in lieu of production from the properties, rights and interests described in Sections 1.2(a)(i) or (ii) (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before or after the Reference Date, other than payments attributable to periods prior to the Reference Date and that are actually received by a Contributor prior to the Reference Date), including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by a Contributor as a result of such Contributor (and/or its predecessors in title) taking or having taken less gas from lands covered by a property right or interest described in Sections 1.2(a)(i) or (ii), than its ownership of such property right or interest would entitle it to receive and (iv) shut-in rental or royalty payments;

(vi)           to the extent legally transferable, all interests in all favorable contract rights and choses in action (i.e., rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in Sections 1.2(a)(i) – (v) (regardless of whether the same arose, and/or the events which gave rise to the same occurred on, before or after the Reference Date hereof, and further regardless of whether same arise under contract, the law or in equity);

(vii)           an amount of cash in immediately available funds equal to the cash receipts received by the Contributors during the period beginning on the Reference Date and ending on the Closing Date (the “Contributed Cash”); and

(viii)           all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority; and

(b)           Prior to the Closing, the Partnership shall designate American Stock Transfer and Trust Company (the “Exchange Agent”) for the purpose of issuing and delivering to the Contributors 1,600,000 Common Units (the “Subject Units”) to be allocated among the Contributors in accordance with a schedule to be provided by the Contributors to the Partnership no later than five days prior to the Closing (the “Subject Units Allocation Schedule”).  Promptly after the Closing, the Partnership will send, or will cause the Exchange Agent to send, to each Contributor (i) a certificate representing that number of whole Common Units that such member has a right to receive pursuant to this Section 1.2(b) and (ii) a Transfer Application for use in admission of the Contributors as limited partners in the Partnership.  Each Contributor, upon delivery to the Partnership of a properly completed Transfer Application, will be admitted into the Partnership as a limited partner in accordance with the Partnership Agreement.  Prior to such time, each such party shall have the rights of an “Assignee” under the Partnership Agreement.

(c)           The Properties shall not include:

(i)           Any and all claims and causes of action made or currently maintained in West Fork Partners, LP v. Chesapeake Exploration L.L.C.,

et al; Cause No. DC-08-11224 filed and currently pending in the 95th Judicial District Court, Dallas County, Texas;

(ii)           Any claims or causes of action: (a) for losses or damages not related to Production or the payments therefor prior to the Reference Date; (b) arising out of acts or omissions in violation of, or related to, the Existing Surface Use Agreements or the Mitigation Banking Instrument Agreement; (c) for shut-in royalties paid prior to the Reference Date which were incorrectly allocated amongst the Contributors; and (d) for royalties paid prior to the Reference Datewhich were incorrectly allocated amongst the Contributors;

(iii)           The rights reserved to the lessor which relate to the use of the surface of the Properties described in that certain Paid-up Oil and Gas Lease, dated May 3, 2003 between West Fork Partners, L.P., Tigattor, Inc., Squaretop Partners, L.P. and Dale Resources, L.L.C., including without limitation, the rights which inure to the surface owner in Paragraphs 13, 14, 15, 17 (sic), 18 (sic), 19 (sic), 20 (sic), 21 (sic), 22 (sic), sub paragraphs 1, 2, 3, and 8 of 23 (sic), and 29; and

(iv)           The Existing Surface Use Agreements.

1.3           Instruments of Conveyance.  In order to effectuate the transfer of the Properties contemplated by Section 1.2, at the Closing, each Contributor shall execute and deliver, or cause to be executed and delivered to the Partnership, dated as of the Closing Date, the deeds and conveyances substantially in the form attached hereto as Exhibit 1.3 (the “Conveyances”) and such deeds (in reasonable and local customary form and describing the Properties) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer, or conveyance as the Partnership shall reasonably deem necessary or appropriate to vest in or confirm to the Partnership good and marketable title to the Properties, which shall be transferred at Closing.

1.4           No Liabilities Assumed by the Partnership.  Except for the contracts set forth on Schedule 1.4 and all liabilities, commitments and obligations included in and evidenced by the terms of such contracts, the Partnership shall not assume or take title to the Properties subject to, or in any way be liable or responsible for any liabilities, contracts, commitments and other obligations of any Contributor.  Notwithstanding anything to the contrary contained herein, the Partnership shall not be liable to any Contributor for any claims relating to the matters set forth in Section 1.2(c) for the acts or omissions of any other person or entity, including any lessee of the Partnership.  The Partnership shall only be liable to any Contributor for its own acts or omissions.

1.5           Tax Consequences.  For United States federal income tax purposes, the transfer of the Properties to the Partnership is intended to be treated as a contribution to the capital of the Partnership by the Contributors under Section 721 of the Code in exchange for the consideration described in Section 1.2(b).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Contributors that:

2.1           Organization and Existence.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Partnership has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership.

2.2           Governing Documents.  The Partnership Agreement has been duly authorized, executed and delivered by the Partnership and is, and will be, a valid and legally binding agreement of, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3           Capitalization of the Partnership.

(a)           All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, are fully paid and nonassessable.  Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership GP”), is the sole general partner of the Partnership.  On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 28,240,431 Common Units.

(b)           The Subject Units (and the limited partner interests represented thereby), will be duly authorized in accordance with the Partnership Agreement, and, when issued and delivered to the Contributors in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

(c)           Except for the Subject Units or as described in the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement or any other agreement or instrument to which the Partnership is a party or by which it may be bound.  Neither the offering nor the sale of the Subject Units, as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any

 Common Units or other securities of the Partnership.  Except for the Subject Units or as described in the Partnership Agreement, no options, warrants or other rights to purchase, agreements or  other obligations to issue, or rights to convert any obligations into or exchange any securities for, Common Units or other securities of the Partnership are outstanding.

(d)           The Subject Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Partnership Agreement.  The Partnership has all requisite power and authority to issue, sell and deliver the Subject Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement.  As of the Closing Date, all partnership action for the authorization, issuance, sale and delivery of the Subject Units shall have been validly taken, and no other authorization by any of such parties is required therefore.

2.4           Authority Relative to this Agreement.  The Partnership has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Partnership of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Partnership GP, and no other partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Partnership and constitutes, and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

2.5           Noncontravention.  Except as otherwise indicated on Schedule 2.5, the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Partnership Agreement or the certificate of limited partnership of the Partnership, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Partnership or (iv) assuming compliance with the matters referred to in  Section 2.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (ii), (iii) and (iv) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

          2.6           Governmental Approvals.  No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state securities or takeover laws, (ii) as set forth on Schedule 2.6, (iii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (iv) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

2.7           Financial Statements.  Attached as Schedule 2.7 or filed with the SEC Filings are copies of (i) the Partnership’s unaudited consolidated balance sheet as of March 31, 2009 (the “Partnership Latest Balance Sheet”), and the related unaudited consolidated statements of income, partners’ equity and cash flows for the three-month period then ended (the “Partnership Unaudited Financial Statements”), and (ii) the Partnership’s audited consolidated balance sheet as of December 31, 2008, and the related audited consolidated statements of income, unitholders’ equity and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants (the “Partnership Audited Financial Statements”) (collectively, the “Partnership Financial Statements”).  The Partnership Financial Statements (A) have been prepared from the books and records of the Partnership in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (B) accurately and fairly present the Partnership’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Partnership Unaudited Financial Statements are subject to audit adjustments, which in the Partnership’s reasonable judgment should not be material in the aggregate.

2.8           Absence of Undisclosed Liabilities.  To the Knowledge of the Partnership, as of the date of this Agreement, the Partnership has no liability or obligation with respect to the property held by the Partnership (whether accrued, absolute, contingent, unliquidated or otherwise), except (i) liabilities reflected on the Partnership Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Partnership Audited Financial Statements, (iii) liabilities which have arisen since the date of the Partnership Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iv) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (v) liabilities disclosed on Schedule 2.8 and (vi) other liabilities which, in the aggregate, are not material to the Partnership.

2.9           Absence of Certain Changes.  As of the date of this Agreement, except as disclosed on Schedule 2.9, since the date of the Partnership Unaudited Financial Statements, (i) to the Knowledge of the Partnership there has not been any Material Adverse Effect on the Partnership or any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Partnership, (ii) the business of the Partnership has been conducted only in its ordinary course of business, (iii) the Partnership has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business, and (iv) the Partnership has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance).

2.10           Compliance With Laws.  Except as disclosed on Schedule 2.10, to the Knowledge of the Partnership, the Partnership has complied in all respects with all Applicable Laws, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Partnership.  Except as disclosed on Schedule 2.10, the Partnership has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Partnership has not so complied.  The Partnership has not been charged or, to the Knowledge of the Partnership, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Partnership, other than violations which, individually or in the aggregate, do not and in the reasonable judgment of the Partnership will not have a Material Adverse Effect on the Partnership.

2.11           Brokerage Fees.  The Partnership has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

2.12           Listing.  The outstanding Common Units are listed for trading on the NASDAQ Global Select Market.

2.13           SEC Filings.  Since January 1, 2008, the Partnership has filed with the Securities and Exchange Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and all other federal securities laws.  All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Partnership with the Securities and Exchange Commission since such date are herein collectively referred to as the “SEC Filings.”  The Partnership has delivered or made available to the Contributors accurate and complete copies of all the SEC Filings in the form filed by the Partnership with the Securities and Exchange Commission.  The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities laws.  To the Knowledge of the Partnership, none of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  All material contracts of the Partnership have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Securities and Exchange Commission.  The Partnership shall deliver or make available to the Contributors as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Securities and Exchange Commission subsequent to the date hereof and prior to the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTORS

The Contributors hereby jointly and severally represent and warrant to the Partnership as follows:

3.1           Organization and Existence.  The Contributors are duly organized, validly existing and in good standing under the laws of the State of Texas.  The Contributors have full power and authority to own, lease or otherwise hold and operate their properties and assets and to carry on their businesses as presently conducted.  The Contributors are duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of their businesses or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on any Contributor, the Properties or any Oil and Gas Lease.

3.2           Authority Relative to this Agreement.  The Contributors have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Contributors of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by the Contributors of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Contributors and constitutes, and each other agreement, instrument or document executed or to be executed by the Contributors in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Contributors and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Contributors enforceable against the Contributors in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3           Noncontravention.  Except as otherwise indicated on Schedule 3.3, the execution, delivery and performance by the Contributors of this Agreement and the consummation by them of the transactions contemplated hereby, do not and will not (i) conflict with or result in a violation of any provision of the respective governing instruments of the Contributors, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which any Contributor is a party or by which any Contributor or any of the Properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Properties or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon the Contributors, except in the case of clauses (ii), (iii) and (iv) of this Section 3.3, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on any Contributor or the Properties.

3.4           Governmental Approvals.  No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Contributors in connection with the execution, delivery or performance by the Contributors of this Agreement or the consummation by them of the transactions contemplated hereby, other than (i)  compliance with any applicable state securities or takeover laws, (ii) as set forth on Schedule 3.4, (iii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby and (iv) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Contributors or the Properties.

3.5           Title to the Properties.  The Contributors have good and marketable title to all of the Properties, free and clear of all Encumbrances other than Encumbrances set forth on Schedule 3.5.  Except for those interests expressly identified on Schedule 3.5, the Properties do not include any mineral or royalty interest of less than a perpetual duration.

3.6           Absence of Undisclosed Liabilities.  As of the date of this Agreement, the Contributors have no liability or obligation with respect to the Properties (whether accrued, absolute, contingent, unliquidated or otherwise), except as disclosed on Schedule 3.6.

3.7           Absence of Certain Changes.  As of the date of this Agreement, except as disclosed on Schedule 3.7, since the Reference Date, (i) there has not been any Material Adverse Effect on any Contributor, the Properties or, to the Knowledge of the Contributors, on any Oil and Gas Lease, or any event or condition that might reasonably be expected to result in any Material Adverse Effect on any Contributor, the Properties or, to the Knowledge of the Contributors, on any Oil and Gas Lease, (ii) the businesses of the Contributors have been conducted only in their ordinary course of business, (iii) the Contributors have not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to the Properties, (iv) the Contributors have not suffered any material loss, damage, destruction or other casualty to any of the Properties (whether or not covered by insurance), (v) the Contributors have not taken any of the actions set forth in Section 4.2 except as permitted thereunder and (vi) to the Knowledge of the Contributors, the Oil and Gas Leases have not suffered any material loss, damage, destruction or other casualty.

3.8           Tax Matters.  As of the Closing Date, all Tax Returns required to be filed with respect to the Properties, including those relating to Property Taxes, severance Taxes and any other Taxes imposed on or with respect to the Properties and any production therefrom, have been timely filed with the applicable Taxing authority, except in such cases where the failure to file would not have a Material Adverse Effect on the Properties, and all Taxes required to be shown thereon have been paid.  There are no liens for Taxes (other than for taxes not yet due and payable) upon any of the Properties.  There has been no issue raised or adjustment proposed (and to the Knowledge of the Contributors, none is pending) by the IRS or any other Taxing authority in connection with any of such Tax Returns, nor has any Contributor received any written notice from the IRS or any such other taxing authority that any such Tax Return is being audited or may be audited or examined.  No Contributor has agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return.  No Contributor is a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code (i.e., no Contributor is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations and no Contributor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and the Treasury Regulations).

3.9           Compliance with Laws.  Except as disclosed on Schedule 3.9, the Contributors have complied in all respects with all Applicable Laws relating to the ownership or, to the Knowledge of the Contributors, the operation of the Properties, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on any Contributor or the Properties.  Except as disclosed on Schedule 3.9, the Contributors have not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Contributors have not so complied.  The Contributors have not, and to the Knowledge of the Contributors, the Lessees have not, been charged or, to the Knowledge of the Contributors, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Properties, other than violations which, individually or in the aggregate, do not and will not have a Material Adverse Effect on any Contributor or the Properties.

3.10           Legal Proceedings.  Except as disclosed on Schedule 3.10, there are no Proceedings pending or, to the Knowledge of the Contributors, threatened against or involving any Contributor, the Properties, the Oil and Gas Leases or the rights of the Contributors with respect to the Properties.  The Contributors are not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of the Properties.  There are no Proceedings pending or, to the Knowledge of the Contributors, threatened against the Contributors or the Properties (or any Oil and Gas Lease), seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Contributors’ ability to consummate the transactions contemplated hereby.

3.11           Permits.  To the Knowledge of the Contributors, all Lessees hold all Permits necessary or required for the conduct of their businesses as currently conducted, except for Permits the absence of which do not and will not have a Material Adverse Effect on any Contributor, the Properties or any Oil and Gas Lease.  Each of such Permits is in full force and effect and the Contributors and such Lessees are in compliance with each such Permit, except in such respects as would not reasonably be expected to have a Material Adverse Effect on any Contributor, the Properties or any Oil and Gas Lease.  Except as disclosed on Schedule 3.11, the Contributors and the Lessees have not received any written notice from any Governmental Entity and no Proceeding is pending or, to the Knowledge of the Contributors and the Lessees, threatened with respect to any alleged failure by the Contributors or the Lessees to have any

Permit the absence of which would have a Material Adverse Effect on any Contributor, the Properties or the Oil and Gas Leases.

            3.12           Environmental Matters.  Except as disclosed on Schedule 3.12, to the Knowledge of the Contributors:

(a)           There are no material violations of Applicable Environmental Laws that arise from any Environmental Condition on or at (i) the real properties to which the Properties relate (the “Real Properties”), (ii) the Properties, or (iii) the operations under any Oil and Gas Lease, which have not been corrected or Remediated, and for which all applicable fines or penalties have not been paid in full, in compliance with the requirements of any Governmental Entity having jurisdiction, or that would otherwise have a Material Adverse Effect.

(b)           None of the Contributors have received any notifications of any Proceedings pending or threatened against any Contributor or any of the Real Properties or the Properties, alleging that any Contributor or any of the Real Properties or the Properties are in violation of, or otherwise subject to liability under, any Applicable Environmental Law, other than any such notifications that any Contributor has resolved in accordance with Applicable Environmental Laws.

(c)           None of the Contributors have received any notice of any investigation or inquiry or request for information regarding the Real Properties, the Properties, any other property, or the operations under any Oil and Gas Lease from any Governmental Entity under any Applicable Environmental Law, including, without limitation, CERCLA and RCRA.

(d)           As of the date hereof, (i) neither the Real Properties nor the Properties have been used for Disposal of any Hazardous Materials, (ii) no Release of Hazardous Materials has occurred on the Real Properties or the Properties, and (iii) no condition otherwise exists on any Real Properties or Properties, such that any Real Properties or any Properties would be subject to any remedial obligations under any Applicable Environmental Laws, which obligations would have a Material Adverse Effect on any Contributor, the Properties or the Oil and Gas Leases.

(e)           There has been no claim against any Contributor asserting Environmental Liability or an other liability for exposure of any Person or property (such as livestock, cattle, horses, pigs, goats, sheep and chickens, but not real property) to Hazardous Materials in connection with any of the Real Properties, the Properties or under any Oil and Gas Leases that any Contributor or the responsible Person has not resolved.

(f)           There are no Environmental Liabilities resulting from any breach of Applicable Environmental Laws pertaining to the use or operation on the Real Properties or the Properties or under the Oil and Gas Leases or otherwise on or prior to Closing Date that the Contributors or the responsible Person has not resolved or that would have a Material Adverse Effect.

(g)           All of the Real Properties and the Properties are in compliance with all Applicable Environmental Laws; all Contributors have complied with all Applicable Environmental Laws with respect to the Properties and the Oil and Gas Leases; and all operations on the Real Properties or related to the Properties or under the Oil and Gas Leases are in compliance with the Applicable Environmental Laws.

(h)           All material Permits required under Applicable Environmental Laws that are necessary to the operation of the Properties under the Oil and Gas Leases or otherwise, as currently operated have been obtained and are in full force and effect, and the Properties have been operated at all time in material compliance with such Permits.

(i)           Contributors either have made, or will, immediately after the execution of this Agreement, make available to the Partnership all environmental assessment, investigatory, and audit reports, studies, analyses, and correspondence relating to the Properties or the Real Properties that are in actual or constructive control of any Contributor and addressing Releases or threatened Releases, Remediations, Environmental Liabilities, Environmental Conditions, or violations of Applicable Environmental Laws.

3.13           Proceeds of Production.  All proceeds of production from the Properties which have been paid to the Contributors are set forth on Exhibit 3.13 by month, payee, and amount paid.

3.14           Commitments.  The Contributors have incurred no expenses, and have made no commitments to make expenditures (and the Contributors have not entered into any agreements that would obligate the Partnership to make expenditures), in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of the Properties after the Closing Date.

3.15           No Alienation.  Within 120 days of the date hereof, the Contributors have not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Properties.

3.16           Make-Up Rights.  No Contributor and, to the Knowledge of the Contributors, no other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Properties or related to the Oil and Gas Leases as a result of which the obligation does or may exist to deliver oil or gas produced from the Properties after the Reference Date without then receiving payment (or without then receiving full payment) therefore or to make repayments in cash.

3.17           Imbalances.  To the Knowledge of the Contributors, there are no imbalances among the owners of the interests in any wells and units related to the Properties that could have a Material Adverse Effect on the net revenues that the Partnership will be entitled to receive from the Properties from the then current month’s production.

        3.18           Basic Documents.  To the Knowledge of the Contributors:

(a)           The Contributors are not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of their obligations under any Basic Documents, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Basic Documents, to the extent such breach or default (whether by the Contributors or such third party) could reasonably be expected to have a Material Adverse Effect on the Properties after the Closing Date;

(b)           All payments (including all delay rentals, royalties and shut-in royalties) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by third parties where the non-payment of same by a third party could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Properties after the Closing Date; and

(c)           No Basic Document involves an assumption by the Partnership or its successors of any current liabilities which would be required to be set forth on a balance sheet of any of the Contributors in accordance with GAAP.

For the purposes of the representations contained in this Section 3.18 (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of the Contributors or any Lessee under a Basic Document, shall be considered material.

3.19           Commitments, Abandonments or Proposals.  The Contributors have incurred no expenses, and have made no commitments to make expenditures (including the Contributors have not entered into any agreements that would obligate the Partnership to make expenditures), in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership of the Properties by the Partnership after the Closing Date.

3.20           Area of Mutual Interest and Other Agreements; Tax Partnerships.  No Property is subject to any area of mutual interest agreements.  No Property is subject to any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Closing Date.  No Property is subject to (or has related to it) any tax partnership.

3.21           Payment of Expenses.  All expenses relating to the ownership or, to the Knowledge of the Contributors, the operation of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Contributors, except such expenses and taxes as are disputed in good faith by the Contributors and for which an adequate accounting reserve has been established by the Contributors.

3.22           Oral Contracts.  The Contributors have not entered into any oral contract with respect to the Properties.

          3.23           Preferential Rights and Consents to Assign.  There are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for the Contributors to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of the Contributors.

3.24           No Participating Minerals.  To the Contributors’ Knowledge, the Properties do not include any unleased or other mineral interest where the Contributors have agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

3.25           Brokerage Fees.  The Contributors have not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

3.26           Investment Intent.Each Contributor is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

(b)           Each Contributor is acquiring the Subject Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof.

(c)           Each Contributor has carefully reviewed this Agreement, the SEC Filings, the Partnership Agreement and other documentation relating to the Partnership and have had such opportunity as deemed necessary by such Contributor and its advisors and affiliates to ask questions of the Partnership and their affiliates, officers and employees to enable such Contributor to make an informed investment decision concerning the receipt of the Subject Units pursuant to the transactions contemplated by this Agreement, the operation of the Partnership, and the investment risks associated with such Contributor’s investment in the Partnership.

(d)           The Contributors, by entering into this Agreement, (i) request admission as limited partners of the Partnership and agree to comply with, and be bound by, and hereby execute, the Partnership Agreement, (ii) represent and warrant that the Contributors have all right, power and authority and the capacity necessary to enter into the Partnership Agreement, (iii) appoint the general partner of the Partnership and, if a liquidator shall be appointed, the liquidator of the Partnership as the Contributors’ attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto necessary or appropriate for such Contributors’ admission as a limited partner and as a party to the Partnership Agreement, (iv) gives the power of attorney provided for in the Partnership

Agreement and (v) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

        3.27           Disclosure.

(a)           The Contributors have provided the Partnership with a copy of all Records that the Contributors have received since September 30, 2008.

ARTICLE 4

CONDUCT OF THE CONTRIBUTORS PENDING CLOSING;
CERTAIN ACTIONS RELATING TO CLOSING

4.1           Conduct and Preservation of Business of the Contributors.  The Contributors hereby covenant and agree with the Partnership that, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Contributors (i) shall conduct their operations according to the ordinary course of business and in material compliance with all Applicable Laws and (ii) shall use their reasonable best efforts to preserve, maintain and protect the Properties.

4.2           Restrictions on Certain Actions of the Contributors.  Except as otherwise expressly provided in this Agreement, prior to the Closing Date, no Contributor shall, without the consent of the Partnership (which consent shall not be unreasonably withheld):

(a)           mortgage or pledge any of the Properties or create or suffer to exist any Encumbrance thereupon, other than Permitted Encumbrances as set forth on Schedule 4.2(a);

(b)           sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Properties, except in the ordinary course of business;

(c)           amend, modify or change any existing lease or contract with respect to the Properties, other than in the ordinary course of the business;

(d)           waive, release, grant or transfer any rights of value relating to the Properties, other than in the ordinary course of business;

(e)           delay payment of any account payable or any known or accrued liability relating to the Properties beyond the earlier of thirty (30) days or its due date or the date when such liability would have been paid in the ordinary course of business, unless such delay is due to a good faith dispute as to liability or amount;

(f)           permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Properties other than in connection with any advance renewal or replacement of an existing insurance policy;

(g)           except as set forth in this Section 4.2, take any action which would make any of the representations or warranties of the Contributors untrue as of any time from the date of this Agreement to the Closing Date, or would result in any of the conditions set forth in this Agreement not being satisfied;

(h)           merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person; or

(i)           agree in writing or otherwise to take any of the actions described in this Section 4.2.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1           Access to Information; Confidentiality.  Each Contributor hereby agrees to provide the Partnership copies of the Records (i) in its possession or control, or (ii) received by it subsequent to the date hereof and prior to the Closing Date as soon as reasonably practicable after the date of receipt of such Records.  From the date hereof through the Closing, each Contributor shall afford the Partnership and their representatives reasonable access to the offices and personnel of such Contributor, and to the Properties and the Records during normal business hours, in order that the Partnership may have a full opportunity to make such investigations as it desires with respect to the Properties; provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of such Contributor or impede the efforts of such Contributor to comply with their other obligations under this Agreement.  Each party shall hold in confidence all such information on the terms and subject to the conditions contained in that certain Mutual Nondisclosure Agreement dated September 22, 2008 by and between the Partnership and Wallace L. Hall, Jr.

5.2           Notification of Certain Matters.   Each party shall give prompt notice to the other parties of (i) any fact or circumstance which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

5.3           Reasonable Best Efforts.  Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (ii) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (iii) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iv) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (v) executing of any additional instruments necessary to consummate the transactions contemplated hereby.

5.4           Public Announcements.  The Partnership may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement of the transactions contemplated hereby as the Partnership deems appropriate, in its sole discretion.  No Contributor shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Partnership.

5.5           Amendment of Schedules.  Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.2(a) and 6.3(a) have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

5.6           Fees and Expenses.  All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

5.7           Tax Reporting.  The Partnership and the Contributors agree, to the extent allowable, to report the contribution to the Partnership by the Contributors of the Properties as a non-taxable contribution under Section 721 of the Code.

5.8           Tax Disclosure.  Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which the Partnership or any Contributor is bound, the parties hereto (and each employee, representative, or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income “tax treatment” and “tax structure” (as those terms are defined in Sections 1.6011-4(c)(8) and (9) of the Treasury Regulations, respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such “tax treatment” and “tax structure” of the transactions contemplated by this Agreement.  For these purposes, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

5.9           Post-Closing Assurances and Access to Records.  After the Closing, the Contributors and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto.  After the Closing, each Contributor shall grant the Partnership and its authorized representatives reasonable access (including copying privileges at such Contributor’s sole cost and expense) during such Contributor’s normal business hours to all Records of such Contributor pertaining to the Properties and not included in the Properties, wheresoever such Records may be located for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

5.10           NASDAQ Listing.  The Partnership shall use its reasonable efforts to cause the Subject Units to be approved for listing on the NASDAQ Global Select Market.

ARTICLE 6

CONDITIONS

6.1           Conditions to Obligations of the Parties.  The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)           Legal Proceedings.  No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby; and no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against the Partnership, any Contributor or the Properties, or any of their respective affiliates, associates, directors, or officers seeking to prevent or challenging the transactions contemplated hereby.

(b)           Consents.  All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on the Partnership.

6.2           Conditions to Obligation of the Contributors.  The obligation of the Contributors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.   All the representations and warranties of the Partnership contained in this Agreement and in any agreement,  instrument  or  document  delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)           Covenants and Agreements.  The Partnership shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Partnership.

(d)           Certificates.  The Contributors shall have received a certificate from the Partnership, dated the Closing Date, representing and certifying that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled and a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Partnership.

(e)           Surface Use Agreement.  The Partnership shall have executed and delivered to the Contributors the Surface Use Agreement in the form attached hereto as Exhibit 6.2(e) (the “Surface Use Agreement”).

6.3           Conditions to Obligation of the Partnership.  The obligation of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.   All the representations and warranties of the Contributors contained in this Agreement and in any agreement, instrument  or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)           Covenants and Agreements.  Each Contributor shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Properties.

(d)           Certificates.  The Partnership shall have received a certificate from the Contributors, dated the Closing Date, representing and certifying that the conditions set forth in Sections 6.1 and 6.3 have been fulfilled and a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of each Contributor.

(e)           Conveyances.  The Contributors shall have executed and delivered to the Partnership the Conveyances and such deeds (in reasonable and local customary form and describing the transferred Properties) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer, or conveyance as the Partnership shall reasonably deem necessary or appropriate to vest in or confirm to the Partnership good and marketable title to such Properties, which shall be transferred at the Closing.

(f)           Surface Use Agreement.  The Contributors and Surface Owners shall have executed and delivered to the Partnership the Surface Use Agreement.

(g)           Common Unit Lockup Agreement.  The Persons listed on the Subject Units Allocation Schedule shall have executed and delivered to the Partnership the Common Unit Lockup Agreement in the form attached hereto as Exhibit 6.3(g).

(h)           Due Diligence.  In consideration of the time and expense to be incurred by the Partnership in connection with the transactions contemplated hereby, the due diligence investigation of the Partnership with respect to the Properties shall have been completed to the satisfaction of the Partnership, in its sole discretion, including but not limited to confirmation of the accuracy of information described in Section 3.13 of this Agreement.

(i)           Contributed Cash.  The Contributors shall have delivered the Contributed Cash to the Partnership.

ARTICLE 7

PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS

7.1           Division of Ownership.  After the Closing, all Production from the Properties, together with (i) the proceeds of such Production and any other amounts attributable to the Properties and (ii) any other proceeds received by any Contributor attributable to the Properties, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments and shut-in royalty payments, other than Production attributable to periods prior to the Reference Date and for which the Contributor has received payment prior to the Reference Date (collectively herein called the “Partnership-Entitled Production and Proceeds”), shall be owned by the Partnership, and should any

Contributor receive payment for any such Partnership-Entitled Production and Proceeds, such Contributor shall within five (5) Business Days after the end of each calendar month during which any such payments are received, either endorse and deliver to the Partnership any checks received by such Contributor attributable to such Partnership-Entitled Production and Proceeds or transfer any cash proceeds by wire transfer to an account designated by the Partnership.  The Partnership shall prepare letters in lieu of division or transfer orders and at Closing the Contributors shall execute and deliver such letters in lieu to each purchaser of Oil and Gas and Other Minerals.  In the event such letters cannot reasonably be delivered at Closing, the Contributors shall cooperate with the Partnership in delivering such letters after Closing.

7.2           Division of Expenses.  Except as otherwise provided in Section 7.4, all costs and expenses incurred in connection with the Properties prior to the Reference Date shall be borne and timely paid by the Contributor pursuant to Section 4.2(e).

7.3           Recording and Transfer Expenses.  The Partnership shall pay all costs of recording and filing (i) the assignments delivered hereunder for the Properties, (ii) all state, federal and Indian transfer and assignment documents, (iii) all applications and other documents required for the transfer of permits and operatorship of the Properties, and (iv) all other instruments.

7.4           Taxes.

(a)           All Taxes pertaining to the Properties are the Contributors’ responsibility where attributable to the period prior to the Reference Date and are the Partnership’s responsibility where attributable to the period on or after the Reference Date, regardless of when assessed on the Properties.  The Contributors and their owners shall (i) timely pay all Taxes due or claimed by any Taxing authority to be due from such party with respect to the Properties and any production therefrom for all periods prior to the Reference Date (including, for avoidance of doubt, all Property Taxes due and payable for the Properties for the year 2008, except to the extent that amounts for the payment of such Property Taxes have been placed into escrow for the benefit of the Partnership), except those Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, (ii) prevent any liens for Taxes (other than for Taxes not yet due and payable) from being imposed upon any of the Properties prior to the Closing, and (iii) not agree to the extension or waiver of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return applicable to the Properties prior to the Closing.  If, prior to the Closing, an issue is raised or adjustment proposed by the IRS or any other Taxing authority in connection with any such Tax Returns, or any Contributor receives any written notice from the IRS or any such other Taxing authority that any such Tax Return is being audited or may be audited or examined, such Contributor shall, no later than ten days after such event, provide written notice thereof to the Partnership pursuant to Section 10.1.

(b)           After the Closing, the Contributors and the Partnership shall supply the other all information and documents reasonably necessary to comply with Tax and financial reporting requirements and audits.

(c)           Notwithstanding anything in this Agreement to the contrary, each party to this Agreement and their respective partners and shareholders shall be responsible for their own federal, state and local income tax liabilities (and any franchise tax liabilities calculated with respect to net income).

(d)           The Contributors agree to report to the Partnership, on the Closing Date or as soon as reasonably practicable thereafter, each Contributor’s tax basis in each Property as of the Closing Date.

7.5           Casualty Loss.  If any Casualty Loss occurs prior to the Closing, the affected Contributor shall (i) transfer the affected Property to the Partnership at Closing, notwithstanding such Casualty Loss, (ii) transfer all unpaid insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss to the Partnership and (iii) transfer to the Partnership an amount equal to all cash sums, if any, paid to such Contributor prior to Closing as insurance proceeds, awards or other payments arising out of such Casualty Loss.

7.6           Gas Imbalances.  On the Closing Date (and upon the delivery to the Partnership of the Conveyances), the Partnership shall succeed to the position of the Contributors with respect to all gas imbalances (whether arising under a formal gas balancing agreement or not) and to the position of the Contributors with respect to all make-up obligations.  As a result of such succession, the Partnership shall (i) be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties, which the Contributors would have been entitled to receive by virtue of such position, and (ii) be obligated to suffer any detriments (whether the same be in the form of obligations to deliver production which would have otherwise been attributable to its ownership of the Properties without receiving full payment therefore, or be in the form of the obligation to make payment in cash) which the Contributors would have been obligated to suffer by virtue of such position.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)           By unanimous written consent of the parties hereto;

(b)           By the Contributors or the Partnership, if:

(i)           The Closing shall not have occurred on or before June 30, 2009, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i); or

(ii)           There shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)           By the Contributors, if (i) any of the representations and warranties of the Partnership contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Partnership shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii) of this Section 8.1(c), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of notice thereof by the Contributors.

(d)           By the Partnership, if (i) any of the representations and warranties of any  Contributor contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) any Contributor shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii) of this Section 8.1(d), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within 30 days of notice thereof by the Partnership.

8.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 by the Partnership or the Contributors, written notice thereof shall forthwith be given to the Partnership or the Contributors, as applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto or the general partner of the Partnership, or any of their respective directors, officers, employees, shareholders, unitholders or representatives, except that the agreements contained in this Section 8.2 and ARTICLE 10 shall survive the termination hereof.  Nothing contained in this Section 8.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

8.3           Amendment.  Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, prior to the Closing Date if, and only if, such amendment is in writing and signed by the parties hereto.

8.4           Waiver.  Any of the parties to this Agreement may (i) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other parties with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 9

INDEMNIFICATION

9.1           Survival of Representations, Warranties, Covenants and Agreements.  All of the representations and warranties of the Partnership in ARTICLE 2 and the Contributors in ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the first anniversary of the Closing Date.  All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed.

9.2           Indemnification.

(a)           Subject to Section 9.1, the Contributors hereby agree to indemnify and hold the Partnership and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Partnership Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i)           based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Contributors in the Transaction Documents to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Contributor under any Transaction Document.

(b)           Subject to Section 9.1, the Partnership hereby agrees to indemnify and hold the Contributors and their Affiliates and their respective stockholders, unitholders directors, managers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Contributors’ Indemnified Parties”) harmless from and against, and pay to the applicable Contributors’ Indemnified Parties the amount of, any and all Losses:

      (i)           based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Partnership in any Transaction Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Partnership under any Transaction Document; and

(iii)           relating to the Properties, arising from or relating to the ownership or actions or inactions of the Partnership after the Closing Date.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.  The remedy of indemnification set forth in this ARTICLE 9 shall be in addition to any other remedies that any indemnified party may have under Applicable Laws (whether asserted in a proceeding at law or in equity).

9.3           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 9.

(b)           In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall  have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against,  negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the indemnified party shall  forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

ARTICLE 10

MISCELLANEOUS

10.1           Notices.  All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service or (iv) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)        If to Tiggator:

Tiggator, Inc.
1525 Merrimac Circle, Suite 200
Fort Worth, Texas 76107
Attention: Jane White
Fax:

(b)        If to TRB Minerals:

TRB Minerals, LP
5956 Sherry Lane, Suite 1810
Dallas, Texas 75225
Attention: Wallace L. Hall, Jr.
Fax:           214.891.9855

(c)        If to West Fork Partners:

West Fork Partners, L.P.
5956 Sherry Lane, Suite 1810
Dallas, Texas 75225
Attention: Wallace L. Hall, Jr.
Fax:           214.891.9855

              (d)         If to the Partnership:

Dorchester Minerals, L.P.
3838 Oak Lawn Avenue, Suite 300
Dallas, Texas  75219
Attention: William Casey McManemin
Fax:           214.559.0933

with a copy to:

Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attention: Arthur Wright
Fax:           214.969.1303

Such notices, requests, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, the date of delivery as shown by the return receipt therefor or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

10.2           Entire Agreement.  This Agreement, together with the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.3           Binding Effect; Assignment; Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.4           Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

10.5           Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.  Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

10.6           Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.7           Gender.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

10.8           References.  All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”  Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement.  All Schedules and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.9           Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

10.10          Injunctive Relief.  The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

ARTICLE 11

DEFINITIONS

11.1           Certain Defined Terms.  As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the  protection of the environment (e.g., prevention of pollution and remediation of contamination) and human heath and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42. U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws, including, without limitation, Tex. Nat. Res. Code, Title 3 (Oil and Gas) and 16 Tex. Admin. Code. pt. 1 (Railroad Commission of Texas).

“Applicable Law” shall mean any federal, state, local, or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity, or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Basic Documents” shall mean (i) all Oil and Gas Leases, and (ii) all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Properties in the manner in which they are currently being owned, explored, developed, operated, maintained or used and in accordance with the prudent practices of the oil and gas industry; provided however that “Basic Documents” shall not include that portion of contracts or agreements which relate to the ownership and operation of the surface of the Properties.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

“Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit” shall mean a Common Unit, as defined in the Partnership Agreement.

“Disposal” shall mean disposal as defined under RCRA § 103(3), 42 U.S.C. § 6903(3).

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environment” shall mean surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air.

“Environmental Condition” shall mean any event occurring or condition existing prior to the Closing Date with respect to the Real Properties or the Properties, or a Hazardous Materials Release or Disposal on or to the Environment at any Real Properties or the Properties, any of which has caused or may later cause any Property to be subject to Remediation under, or not to be in compliance with, any Applicable Environmental Law.

“Environmental Liability” shall mean any cost, damage, expense, liability, obligation, or other responsibility arising from or under either an Applicable Environmental Law or relating to an Environmental Condition.

“Existing Surface Use Agreements” shall include the following:

(a)	Central Facility Easement, dated May 10, 2003, between West Fork Partners, L.P., et al, and Dale Resources, L.L.C., as amended;

(b)	Well Operation and Subsurface Easement, dated May 10, 2003, between West Fork Partners, L.P., et al, and Dale Resources, L.L.C., as amended;

(c)	Right-of-Way and Easement, dated May 10, 2003, between West Fork Partners, L.P., et al, and Dale Resources, L.L.C., as amended;

(d)	Surface Use Development Plan Consent Letter, dated October 16, 2005, between West Fork Partners, L.P., et al and Dale Resources, L.L.C. (Brentwood Tract);

(e)	Surface Use Development Plan Consent Letter, dated October 25, 2005, between West Fork Partners, L.P., et al and Dale Resources, L.L.C. (Duck Lake Tract);

(f)	Surface Use Development Plan Consent Letter, dated October 25, 2005, between West Fork Partners, L.P., et al and Dale Resources, L.L.C. (Bass 311 Tract);

(g)	Surface Use Request Letter, dated January 23, 2006, from Dale Operating Company to West Fork Partners, L.P., et al.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or may form the basis of liability under any Applicable Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Oil and Gas, or petroleum products.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist if any individual who is serving as an officer of such Person (or in any similar capacity) is actually aware of the fact or other matter in question; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Lessee” shall mean any lessee under any Oil and Gas Lease.

“Material Adverse Effect” shall mean with respect to any person, property or asset any adverse change or adverse condition in or relating to the financial condition of such person, including its subsidiaries, property or asset that is material to such person, its subsidiaries, property or asset; provided that any prospective change or changes in the conditions listed above or relating to or resulting from (i) the transactions contemplated by this Agreement (or the announcement of such transactions), (ii) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products or (iii) general economic conditions or local, regional, national or international oil and gas industry conditions, shall not be deemed to constitute a Material Adverse Effect.

“Mitigation Banking Instrument Agreement”  shall mean that certain Mitigation Banking Instrument Agreement, Trinity River Mitigation Bank, Ltd., Permit No. 199800370, by and between West Fork Partners, L.P,  and the U.S. Army Corps of Engineers, et al, dated April 2001, as may hereafter be modified or amended.

“Oil and Gas” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances or minerals.

“Oil and Gas Lease” shall mean an Oil and Gas lease relating to the Properties and the real and personal property related thereto.

“Other Minerals” shall mean sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of Oil and Gas.

“Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Partnership, as currently in effect.

“Permits” shall mean licenses, permits, franchises, consents, approvals, variances, exemptions, waivers and other authorizations of or from Governmental Entities or pursuant to any Applicable Law or Environmental Applicable Law.

“Permitted Encumbrances” shall mean (i) liens for Taxes not yet due and payable, (ii) statutory liens (including materialmen’s, mechanic’s, repairmen’s landlord’s, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable and (iii) such defects, imperfections or irregularities of title, if any, as are not substantial in character, amount or extent and do not materially impair the conduct of normal operations of the Properties.

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Property Tax” shall mean any ad valorem, property (real, personal or mixed) or similar tax.

“Reasonable best efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” shall mean all data, files or records in the control or possession of a Contributor pertaining to the ownership of the Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently being paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports, notices, evidence of payment, correspondence and other data related to the Properties; provided, however, that “Records” shall not include any of the foregoing to the extent that portion of such records relate to the ownership and operation of the surface of the Properties.

“Reference Date” shall mean March 31, 2009.

“Release” shall mean release as defined under CERCLA § 101(22), 42 U.S.C. § 9601(22).

“Remediate” or “Remediation” shall mean any action or work taken to remove or otherwise remedy any Environmental Condition, including (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, abatement, corrective action, remediation, Disposal, storage, handling, or treatment required under any Applicable Environmental Law and (ii) any action required to bring any Real Properties or Properties into compliance with any Applicable Environmental Law.

“Surface Owners” shall mean all Persons that own surface rights to the tracts in which the Properties are located.

“Tax” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and (b) any liability of Seller for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, by contract, or otherwise..

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Transaction Documents” shall mean this Agreement and any agreement or certificate delivered pursuant hereto.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

“Transfer Application” shall have the meaning assigned to it in the Partnership Agreement.

“Unit” shall mean , collectively, a drilling, spacing, proration, production or enhanced recovery unit formed pursuant to a voluntary unitization, communitization or pooling agreement, or a drilling, spacing, proration, production or enhanced recovery unit formed under or pursuant to law, rule or regulation or other action of a regulatory body having jurisdiction.

11.2           Certain Additional Defined Terms.  In addition to such terms as are defined in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference

Agreement	Introduction
Applicable Environmental Laws	Section 3.12
Casualty Loss	Section 7.5
CERCLA	Section 3.12
Closing	Section 1.1
Closing Date	Section 1.1
Contributed Cash	Section 1.2(a)(vii)
Contributor	Introduction
Contributors’ Indemnified Parties	Section 9.2(b)
Conveyances	Section 1.3
Disposal	Section 3.12
Exchange Agent	Section 1.2(b)
Hazardous Substance	Section 3.12
Hazardous Waste	Section 3.12
Loss	Section 9.2(a)
Partnership	Introduction
Partnership Audited Financial Statements	Section 2.7
Partnership-Entitled Production and Proceeds	Section 7.1
Partnership Financial Statements	Section 2.7
Partnership GP	Section 2.3(a)
Partnership Indemnified Parties	Section 9.2(a)
Partnership Latest Balance Sheet	Section 2.7
Partnership Unaudited Financial Statements	Section 2.7
Production	Section 1.2(a)(iv)
Properties	Section 1.2
Real Properties	Section 3.12(a)
RCRA	Section 3.12
SEC Filings	Section 2.13
Subject Units	Section 1.2(b)
Subject Units Allocation Schedule	Section 1.2(b)
TRB Minerals	Introduction
Third Party Claim	Section 9.3(b)
Tiggator	Introduction
Transfer	Section 1.2
West Fork Partners	Introduction

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the date first above written.

THE PARTNERSHIP:

DORCHESTER MINERALS, L.P.

By:           Dorchester Minerals Management LP,
    its general partner

  By:     Dorchester Minerals Management GP LLC,
               its general partner

                              By:   /s/ William Casey McManemin
                                         William Casey McManemin,
                       Chief Executive Officer and Manager

THE CONTRIBUTORS:

TIGGATOR, INC.

By:        /s/ Wallace L. Hall, Jr.
    Wallace L. Hall, Jr., Vice President

TRB MINERALS, LP

By:       Lizardhead Corp.,
its general partner

By:     /s/ Wallace L. Hall, Jr.
          Wallace L. Hall, Jr.,
          President

                    WEST FORK PARTNERS, L.P.

                    By:         Wetland Partners, L.P.,
                 its general partner

                                  By:       WF Investments, Inc.,
                    its general partner

                                        By:       /s/ Wallace L. Hall, Jr.
                       Wallace L. Hall, Jr.,
                                                  President